SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the registrant [X]       Filed by a party other than the registrant [ ]


Check the appropriate box:

[ ] Preliminary proxy statement

[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))


                           SPEIZMAN INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of filing fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transactions applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount of which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of filing.

   (1) Amount previously paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing party:

   (4) Date filed:

                           SPEIZMAN INDUSTRIES, INC.
                               701 Griffith Road
                        Charlotte, North Carolina 28217
                   ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 18, 1999
                   ----------------------------------------

To the Stockholders of Speizman Industries, Inc.:

     The Annual Meeting of Stockholders of Speizman Industries, Inc. (the "Company") will be held on Thursday, November 18, 1999, at 11:00 a.m., at the principal executive offices of the Company located at 701 Griffith Road, Charlotte, North Carolina, for the following purposes:

      1. To elect a Board of Directors of five directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

      2. To ratify the appointment of BDO Seidman, LLP as the Company's independent certified public accountants for the fiscal year ending July 1, 2000; and

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing proposals are more fully described in the Proxy Statement accompanying this notice. The Board of Directors has fixed the close of business on October 8, 1999 as the record date for the meeting. Only stockholders of record as of such date will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     Regardless of whether you expect to attend the annual meeting, you are requested to complete, date and sign the accompanying proxy and return it promptly in the envelope provided. No postage is required for mailing in the United States. Your prompt response will assure that a quorum is present at the meeting and save the Company the expense of further solicitation of proxies.

                                        By order of the Board of Directors,




                                        JAMES H. MCCORKLE, III
                                        SECRETARY

Charlotte, North Carolina
October 20, 1999
                                ---------------
     IT IS IMPORTANT THAT YOU RETURN THE ACCOMPANYING PROXY. IF YOU DO NOT RETURN THE ACCOMPANYING PROXY TO US, OR OTHERWISE COMMUNICATE WITH US, FOR A FIVE-YEAR PERIOD, NORTH CAROLINA LAW REQUIRES US TO TREAT ALL SHARES OF COMMON STOCK HELD IN YOUR NAME AS ABANDONED PROPERTY WHICH MUST BE TURNED OVER TO THE STATE TREASURER'S OFFICE. IT IS ALSO IMPORTANT THAT WE HAVE YOUR CORRECT ADDRESS. THE ADDRESS TO WHICH THESE PROXY MATERIALS WERE MAILED IS THE ADDRESS THAT WE HAVE ON FILE FOR YOU. IF YOU WOULD LIKE TO MAKE A CORRECTION TO THIS ADDRESS, PLEASE CONTACT MS. GAIL GORMLY, 701 GRIFFITH ROAD, CHARLOTTE, NORTH CAROLINA 28217, (704) 559-5777.

                           SPEIZMAN INDUSTRIES, INC.

                               701 Griffith Road
                        Charlotte, North Carolina 28217

                                ---------------
                                PROXY STATEMENT
                                ---------------

                  PROXY SOLICITATION AND GENERAL INFORMATION

     This Proxy Statement is furnished to the stockholders of Speizman Industries, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, November 18, 1999, at 11:00 a.m., at the principal executive offices of the Company located at 701 Griffith Road, Charlotte, North Carolina, and at any adjournment thereof (the "Meeting"). This Proxy Statement and the accompanying proxy were first mailed to the Company's stockholders on or about October 20, 1999.

     Only stockholders of record at the close of business on October 8, 1999 (the "Record Date"), will be entitled to notice of and to vote at the Meeting. As of the close of business on the Record Date, 3,228,706 shares of the Company's Common Stock, par value $.10 per share ("Common Stock"), having one vote each, were issued and outstanding.

     The accompanying proxy is for use at the Meeting if a stockholder does not attend the Meeting in person or wishes to have his shares voted by proxy even if he attends the Meeting. If the enclosed proxy is properly executed and returned in time to be voted at the Meeting, the shares of Common Stock represented thereby will be voted in accordance with the directions given therein. In the absence of directions to the contrary, the shares of Common Stock so represented will be voted FOR the nominees for election as directors named in this Proxy Statement and FOR the ratification of BDO Seidman, LLP as the Company's independent certified public accountants for the fiscal year ending July 1, 2000. Any stockholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or an executed proxy having a later date, or by attending the Meeting and electing to vote in person.

     The Company will bear the entire cost of the solicitation of proxies, including the reimbursement of brokers, banks and other record holders of shares of Common Stock for their expenses in forwarding proxy materials to the beneficial owners of such shares. Following the original solicitation of proxies by mail, proxies may be solicited by officers and employees of the Company by telephone, facsimile, telegraph or in person. Such officers and employees will not be additionally compensated for soliciting proxies.

     A majority of the outstanding shares of Common Stock must be represented at the Meeting in person or by proxy to constitute the quorum needed for the transaction of business at the Meeting. Shares that are withheld as to voting with respect to one or more of the nominees for election as a director and abstentions and "broker non-votes" will be counted for the purpose of determining the existence of a quorum. Broker non-votes are shares represented at the Meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have the discretionary voting power on a particular matter.

     A plurality of the votes cast by the holders of the shares of Common Stock present in person or represented by proxy at the Meeting is required for the election of directors. The ratification of the appointment of independent auditors requires the affirmative vote of a majority of the votes cast at the Meeting. With respect to the election of directors, votes may be cast in favor of, or withheld as to, one or more of the nominees for election as director. With respect to the ratification of the appointment of independent auditors, votes may be cast in favor of or against a matter or stockholders may abstain from voting. Abstentions and broker non-votes will have no effect on the vote with respect to either matter. Votes at the Meeting will be tabulated by the Company's transfer agent as independent voting inspector.

     THE COMPANY'S FISCAL YEAR ENDS ON THE SATURDAY CLOSEST TO JUNE 30 AND IS NAMED FOR THE YEAR IN WHICH IT ENDS. FISCAL 1995 THROUGH 1998 EACH CONTAINED 52 WEEKS AND ENDED ON JULY 1, 1995, JUNE 29, 1996, JUNE 28, 1997, JUNE 27, 1998, RESPECTIVELY, AND FISCAL 1999 CONTAINED 53 WEEKS AND ENDED ON JULY 3, 1999. FISCAL 2000 WILL CONTAIN 52 WEEKS AND WILL END ON JULY 1, 2000.

                                  PROPOSAL 1:
                             ELECTION OF DIRECTORS

GENERAL

     The Board of Directors has nominated the five persons named below for election as directors at the Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualified. The Company's Bylaws provide that the Board of Directors shall consist of one or more directors and that the Board of Directors has the power to determine the number of directors (when not determined by the stockholders) and to fill vacancies on the Board of Directors. The number of directors is presently fixed at five. Each of the five nominees named below is presently serving as a director and has consented to have his name appear as a nominee in this Proxy Statement and to serve as a director of the Company if elected. Should any nominee become unable to serve as a director, shares of Common Stock represented at the Meeting by valid proxies may be voted for the election of such substitute nominee(s) as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director.

     The following information is provided concerning the five nominees for election as directors of the Company:

 Robert S. Speizman    Mr. Speizman, 59, has served as President of the Company
                       since November 1976. From 1969 to October 1976, Mr.
                       Speizman served as Executive Vice President of the Company. Mr. Speizman has been a director of the Company since 1967 and Chairman of the Board of Directors since
                       July 1987.

 Steven P. Berkowitz   Mr. Berkowitz, 58, has served as a director of the
                       Company since February 1992. Mr. Berkowitz has served as
                       Chairman of the Board of Directors of the Marwen
                       Foundation, a nonprofit foundation, since December 1987.
                       Mr. Berkowitz served as President and a director of the Center for Contemporary Art, Ltd., an art gallery owned by him, from September 1987 to January 1996. From 1968 to
                       September 1988, Mr. Berkowitz served as Chief Executive
                       Officer, President and Chairman of the Board of Directors of Silvestri Corporation, a company owned by him that imported and distributed decorative accessories and Christmas decorations.

 William Gorelick      Mr. Gorelick, 64, has served as a director of the Company
                       since March 1993. From May 1956 to June 1991, Mr.
                       Gorelick was employed by Capitol Finance Group, Inc., a consumer finance company, and its subsidiary companies, and served these companies in various capacities includ-ing as a director, Treasurer, Secretary, Vice President and President. Since April 1991, Mr. Gorelick has served as President and/or a director of CPP Holdings, Inc. and its subsidiary company, Capitol Premium Plan, Inc., an insurance premium finance company in which he has a sub-stantial interest. Since November 1991, Mr. Gorelick has held a substantial interest in, and has served as President, Treasurer, director and/or partner of, Title
                       Insurance Services Corporation, Atlantic Title Insurance
                       Company and Atlantic Assurance Company. These companies underwrite title insurance policies and sell appraisal and abstract services to consumer lenders. In addition, Mr. Gorelick is a partner in several real estate partnerships.

 Scott C. Lea          Mr. Lea, 67, has served as a director of the Company
                       since May 1993. Mr. Lea also serves as a director of Lance, Inc. and served as Chairman of its Board of Directors from April 1996 to April 1999. Mr. Lea has been a private investor since January 1992. From January 1972 to December 1991, Mr. Lea was employed by Rexham
                       Industries (formerly Rexham Corp.), a manufacturer of packaging, technical coatings and laminates. While at Rexham, Mr. Lea served in various capacities, including as President, Chief Executive Officer and a director from Sep- tember 1974 to April 1989, and as Chairman of the Board of Directors from April 1989 to December 1991.

 Josef Sklut           Mr. Sklut, 70, has served as a director of the Company
                       since 1977. Since his retirement from the Company in November 1998, Mr. Sklut has provided consulting services to the Company on a part-time basis relating to financial and management matters. Prior to his retirement, Mr.
                       Sklut served as Vice President-Finance of the Company since 1978, as Secretary of the Company since 1977 and as Treasurer of the Company since 1969.

BOARD COMMITTEES AND MEETINGS

     In fiscal 1999, the Board of Directors held four meetings and took action by unanimous written consent seven times. The Board of Directors presently has an Audit Committee, a Compensation Committee and a Stock Option Committee, but has no standing nominating committee. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures, reviewing and monitoring the provision of non-audit services by the Company's independent auditors and reviewing all conflict of interest situations. The Compensation Committee is responsible for determining the salaries, bonuses and all other compensation, other than pursuant to the Company's equity-based plans, of the executive officers of the Company. The Stock Option Committee is responsible for administering the Company's equity-based plans including, to the extent applicable or allowable with regard to a plan or an option thereunder, the designation of persons to whom options may be granted, the type and time of an option and the number of shares of Common Stock subject thereto. The Stock Option Committee, the Audit Committee and the Compensation Committee are each presently comprised of Mr. Berkowitz, Mr. Gorelick and Mr. Lea. Mr. Lea is the Chairman of the Audit Committee, Mr. Berkowitz is the Chairman of the Compensation Committee and Mr. Gorelick is Chairman of the Stock Option Committee. In fiscal 1999, the Audit Committee, the Stock Option Committee and the Compensation Committee each held one meeting. In fiscal 1999, all of the directors attended all of the meetings of the Board of Directors and the above committees on which they served, except for Mr. Berkowitz who was unable to attend one meeting of the Board of Directors.


COMPENSATION OF DIRECTORS

     Each director who is not an officer or employee of the Company is paid $1,000 for each meeting of the Board of Directors that he attends and is reimbursed for out-of-pocket expenses incurred in connection with attending the meeting.

     Under the Company's Stock Option Plan for Non-Employee Directors (the "Directors' Plan"), each non-employee director of the Company, as defined in the Directors' Plan, is automatically granted a nonqualified stock option to purchase 1,000 shares of Common Stock on December 1st of each year. Such options become exercisable in cumulative increments of 50% and 100% beginning on the first and second anniversaries, respectively, of the dates of grant, if the non-employee director remains a non-employee director on such dates. Options granted under the Directors' Plan expire 10 years from the date of grant and within limited periods of time, as specified in the Directors' Plan, following such time as a director ceases to be a non-employee director within the meaning of such plan. The exercise price for all options granted under the Directors' Plan is the fair market value on the date of grant. Such options are treated as nonqualified stock options for federal income tax purposes. Under the Directors' Plan, on December 1, 1998, Mr. Berkowitz, Mr. Gorelick and Mr. Lea were each granted an option to purchase 1,000 shares of Common Stock having an exercise price of $6.00 per share. Mr. Sklut became eligible to participate in the Directors' Plan upon his retirement from the Company in November 1998. However, he elected to decline the option he was entitled to receive on December 1, 1998. Currently, 3,000 shares of Common Stock remain available for option grants to be made under the Directors' Plan on December 1, 1999. Four of the nominees for election at the Meeting to the Board of Directors are non-employee directors within the meaning of the Directors' Plan. Assuming these nominees are re-elected, an insufficient number of shares remains available for the grant to each such person of an option to purchase 1,000 shares of Common Stock on such date. The Directors' Plan provides that in the event the number of shares available for grants is insufficient to grant an option to purchase 1,000 shares of Common Stock to each non-employee director on December 1st of any year, options to purchase the number of shares available shall be granted in equal amounts to each non-employee director.

     Subsequent to his retirement as Vice President-Finance of the Company in November 1998, Mr. Sklut has provided consulting services to the Company on a part-time basis with regard to financial and management matters. Under his arrangement with the Company, Mr. Sklut provides the Company consulting services of up to eight hours per week, as requested by the Company, for which he is paid $150 per hour. Under this arrangement, the Company paid Mr. Sklut $34,012 from his retirement through fiscal 1999 year-end.

     The Company has a deferred compensation agreement with Mr. Sklut, which was activated upon his retirement from the Company in November 1998 and which is more fully described in the section "Certain Relationships and Related Transactions."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

                                  PROPOSAL 2:
                     RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has reappointed, subject to stockholder ratification, the firm of BDO Seidman, LLP as the Company's independent certified public accountants for fiscal 2000. If the stockholders do not ratify the appointment of BDO Seidman, LLP, the Board of Directors will reconsider its appointment upon the recommendation of the Audit Committee.

     A representative of BDO Seidman, LLP is expected to be present at the Meeting. Such representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate stockholder questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP.


          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of the Record Date (or such different date as is indicated below) by (i) each director of the Company and each nominee for election as a director, (ii) each person that is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (iii) each executive officer named in the Summary Compensation Table and
(iv) all directors and executive officers of the Company as a group. The stockholders named below have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them, except as expressly disclosed to the contrary.

                                                                 SHARES BENEFICIALLY       PERCENT OF
NAME                                                                    OWNED          SHARES OUTSTANDING
--------------------------------------------------------------- --------------------- -------------------
   Robert S. Speizman
     701 Griffith Road, Charlotte, NC 28217 ...................        865,394(1)             25.2%
   C. Alexander Davis .........................................         15,000(2)                *
   Bryan D. Speizman ..........................................        128,300(3)              3.9
   Mark A. Speizman ...........................................        143,114(4)              4.3
   Steven P. Berkowitz ........................................         51,700(5)              1.6
   William Gorelick ...........................................         28,500(6)                *
   Scott C. Lea ...............................................          8,500(7)                *
   Josef Sklut ................................................         20,600(8)                *
   Dimensional Fund Advisors, Inc.
     1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401(9) .        192,900                 5.9
   FMR Corp.
   Edward C. Johnson, 3rd
   Abigail P. Johnson
     82 Devonshire St., Boston, MA 02109(10) ..................        226,000                 6.9
   Heartland Advisors, Inc.
     790 N. Milwaukee St., Milwaukee, WI 53202(11) ............        296,000                 9.0
   All executive officers and directors as a group (9 persons)       1,271,108                34.7

-------------
*Less than 1%

(1) Includes an aggregate 209,519 shares of Common Stock subject to options that are presently exercisable or become exercisable in December 1999.

(2) Includes 5,000 shares of Common Stock subject to options that are presently exercisable or become exercisable in December 1999.

(3) Includes an aggregate of 97,250 shares of Common Stock subject to options that are presently exercisable or become exercisable in December 1999.

(4) Includes an aggregate of 96,250 shares of Common Stock subject to options that are presently exercisable or become exercisable in December 1999.

(5) Includes 2,000 shares of Common Stock held by Mr. Berkowitz's spouse and 500 shares of Common Stock held by Mr. Berkowitz as custodian for one of his children, as to all of which he disclaims beneficial ownership, and an aggregate of 3,500 shares of Common Stock subject to options that are presently exercisable or become exercisable in December 1999.

(6) Includes an aggregate of 3,500 shares of Common Stock subject to options that are presently exercisable or become exercisable in December 1999.

(7) Represents shares of Common Stock owned by a revocable trust of which Mr. Lea and certain of his family members are beneficiaries and an aggregate of 3,500 shares of Common Stock subject to options that are presently exercisable or become exercisable in December 1999.

(8) Includes 600 shares of Common Stock owned of record by Mr. Sklut's spouse, as to which he disclaims beneficial ownership, and an aggregate 10,000 shares of Common Stock subject to options that are presently exercisable or become exercisable in December 1999.

(9) Based upon information contained in an amendment to a Schedule 13G filed by Dimensional Fund Advisors, Inc. ("Dimensional") with the Securities and Exchange Commission on February 11, 1999. According to this filing, Dimensional, an investment advisor registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the "Portfolios." In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the securities owned by the Portfolios, no one of which, to the knowledge of Dimensional, owns more than 5% of the class. All of the securities reported in the Schedule 13G are owned by the Portfolios. Dimensional disclaims beneficial ownership of such securities.

(10) Based upon information contained in an amendment to a Schedule 13G filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson with the Securities and Exchange Commission on February 12, 1999. According to this filing, Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 226,000 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 226,000 shares or 6.856% of the Common Stock outstanding. Fidelity Low-Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the fund each has sole power to dispose of the 226,000 shares owned by the fund. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the fund, which power resides with the fund's Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the fund's Board of Trustees. Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of Common Stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting Common Stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(11) Based upon information contained in an amendment to a Schedule 13G filed by Heartland Advisors, Inc. ("Heartland") with the Securities and Exchange Commission on February 9, 1999. In this filing, Heartland reported that it beneficially owned 296,000 shares of Common Stock held in investment advisory accounts of Heartland and that it had sole dispositive power with respect to all such shares. The interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the class.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation for fiscal 1997, 1998 and 1999 earned by the Company's President and other executive officers whose salary and bonus exceeded $100,000 in fiscal 1999 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                   ANNUAL             -------------
                                                                COMPENSATION            SECURITIES
                                                        ----------------------------    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR     SALARY         BONUS          OPTIONS     COMPENSATION(1)
------------------------------------------------ ------ ----------- ----------------  ------------- ----------------
  Robert S. Speizman,
   President ................................... 1999    $396,900     $        0               0         $42,614
                                                 1998     367,500        358,428(2)       20,000          39,628
                                                 1997     323,346        515,521(2)       82,500          71,102
  C. Alexander Davis,
   President, Wink Davis Equipment Co., Inc.(3)  1999     237,500              0               0           5,962
                                                 1998     217,708              0           5,000           5,317
  Bryan S. Speizman,
   Senior Vice President, Non-Hosiery(3) ....... 1999     160,000        204,452(4)            0           2,430
                                                 1998     110,000        480,217(5)       25,000           5,277
  Mark S. Speizman,
   Senior Vice President, Hosiery(3) ........... 1999     160,000         84,594(4)            0           1,813
                                                 1998      89,538        296,081(5)       25,000           5,587

---------
(1) Represents for Robert Speizman, the Company's contribution of $4,023, $4,824 and $5,008 in fiscal 1997, 1998 and 1999, respectively, to the account of Mr. Speizman under the Company's 401(k) Profit Sharing Plan and the full amount of premiums paid by the Company for the benefit of Mr. Speizman of $36,123, $34,804 and $37,606 in fiscal 1997, 1998 and 1999, respectively, on split dollar life insurance policies. Represents for Mr. Davis, premiums paid by the Company of $1,212 in each of fiscal 1998 and 1999 on term life insurance for the benefit of Mr. Davis and the Company's contribution of $4,105 in fiscal 1998 and $4,750 in fiscal 1999 to the account of Mr. Davis under the Company's 401(k) Profit Sharing Plan. Represents for Bryan Speizman and Mark Speizman, contributions by the Company to their accounts under the Company's 401(k) Profit Sharing Plan.

(2) Represents amounts paid under the Company's Executive Bonus Plan.

(3) Mr. Davis' employment by the Company commenced in August 1997. Bryan Speizman and Mark Speizman, sons of Robert Speizman, became executive officers of the Company in July 1997.

(4) Represents sales commissions relating to machines ordered in fiscal 1998, but delivered and paid for in fiscal 1999, for which the resulting sales commission was earned and paid in fiscal 1999.

(5) Represents sales commissions earned and paid in fiscal 1998.

OPTIONS

     The Company did not grant any options to its Named Executive Officers during fiscal 1999, nor were any Company-granted options exercised by any Named Executive Officers. The following table sets forth the number of shares subject to both exercisable and unexercisable options held by each Named Executive Officer as of July 3, 1999, and the values of "in-the-money" options held by such persons, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the Common Stock.


                         FISCAL YEAR-END OPTION VALUES



                                 NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                       UNEXERCISED OPTIONS           IN THE-MONEY OPTIONS
                                        AT FISCAL YEAR-END           AT FISCAL YEAR-END(1)
                                --------------------------------- --------------------------
NAME                                EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
------------------------------- --------------------------------- --------------------------
   Robert S. Speizman .........          209,519/6,866                     $37,870/744
   C. Alexander Davis .........            5,000/0                               0/0
   Bryan D. Speizman ..........           97,250/0                          24,406/0
   Mark A. Speizman ...........           96,250/0                          22,656/0

---------
(1) The value of in-the-money options at fiscal year-end assumes a fair market value for the Common Stock of $3.625, the last sale price of the Common Stock as reported on the Nasdaq National Market on July 2, 1999.


EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     The Company currently has no employment agreement with any Named Executive Officer, except Mr. Davis, as discussed below, and has no plan or arrangement with any Named Executive Officer which is activated upon his resignation, termination or retirement upon a change in control of the Company, other than as provided in Mr. Davis' employment agreement.

     In connection with the acquisition of Wink Davis Equipment Co., Inc. ("Wink Davis") in August 1997, Wink Davis entered into a five-year employment agreement with Alexander Davis. Pursuant to this employment agreement, Mr. Davis is employed as President of Wink Davis and receives a minimum base annual salary of $237,500. In addition, pursuant to such employment agreement, among other things, Wink Davis has agreed to pay, during the term of such agreement, one-half of the premiums on life insurance on the life of Mr. Davis, and one-half of the premiums on disability insurance for Mr. Davis, both providing for payments in an amount equal to the aggregate salary that would be payable to Mr. Davis pursuant to such employment agreement during the remaining term thereof. If the employment of Mr. Davis is terminated other than for cause, as defined in such employment agreement, or upon his death or disability, Wink Davis will be obligated to pay Mr. Davis his aggregate base annual salary for the remainder of the term thereof subject to offset for cash compensation from other employment.

     The Company has a deferred compensation agreement with Mr. Sklut, which was activated upon his retirement from the Company in November 1998 and which is more fully described in the section "Certain Relationships and Related Transactions."

     Pursuant to the Company's Nonqualified Stock Option Plan, the Stock Option Committee of the Board of Directors (which administers such plan) may, in its discretion, and in accordance with the terms of such plan, in the event of a change in control as defined therein, accelerate the exercisability of, and authorize cash settlement payments in respect of, outstanding options under such plan.


NONQUALIFIED STOCK OPTION PLAN

     The Company adopted its Nonqualified Stock Option Plan (the "Plan") in September 1995. Under the Plan, 450,000 shares of Common Stock were reserved for issuance upon the exercise of options granted under the Plan. The Common Stock subject to an option under the Plan is made available from authorized and unissued shares of Common Stock. The Company did not grant any options to any of its executive officers in fiscal 1999, but did grant an option to purchase 15,000 shares of Common Stock, having an exercise price of $5.031 per share, to each of Bryan Speizman and Mark Speizman in September 1999. As of the Record Date, the Company had options outstanding under the Plan to purchase an aggregate of 388,500 shares of Common Stock having a weighted average exercise price of approximately $5.10 per share.

     The Plan provides for the grant of nonqualified stock options and is administered by the Stock Option Committee. The Stock Option Committee has the exclusive right to interpret, construe and administer the Plan and to select the persons eligible to receive options. Subject to the foregoing, any employee of the Company, as well as any other person, including directors, may participate in the Plan if the Stock Option Committee determines such participation is in the best interest of the Company, subject to any limitations as may be provided by applicable law or the Stock Option Committee. The Stock Option Committee determines the number of shares of Common Stock subject to an option granted under the Plan and the form, terms, conditions and duration of each option. The Stock Option Committee is given broad discretion under the Plan to make adjustments to options outstanding under the Plan upon any extraordinary event affecting the Company or its financial condition or performance, including, for example, a recapitalization or merger transaction or a change in control or potential change in control of the Company.

     The Plan limits to 100,000 the number of shares of Common Stock that are subject to options that can be granted under the Plan to executive officers of the Company during a 12-month period.


BONUS PLANS

     Under the Company's Executive Bonus Plan, originally adopted in 1991, the Company's President is entitled to receive a cash bonus equal to 10% of the Company's consolidated income before taxes, and before any bonus to which Mr. Speizman is entitled under this plan, provided that if such income for a particular year does not exceed 10% of the Company's stockholder's equity as of the end of the immediately preceding fiscal year, no bonus is paid thereunder. Prior to his retirement from the Company, Mr. Sklut was entitled to participate in the Company's Executive Bonus Plan.

     In addition, effective July 1, 1998, the Compensation Committee adopted a bonus plan pursuant to which Bryan Speizman and Mark Speizman are each entitled to receive a cash bonus equal to 6% of the Company's consolidated income before taxes and bonuses to either such executive officer, or to Robert Speizman pursuant to the Company's Executive Bonus Plan, provided that if such income for a particular year does not exceed 8.33% of the Company's stockholder's equity as of the beginning of the fiscal year, no bonuses will be paid under such plan.

     The Company's stockholder's equity was $22,576,718 as of July 3, 1999. No bonuses were paid under either plan for fiscal 1999.


REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's compensation program for its executive officers is administered by the Compensation Committee and the Stock Option Committee of the Company's Board of Directors. The present members of each of these committees are Mr. Berkowitz, Mr. Gorelick and Mr. Lea. Mr. Berkowitz is the Chairman of the Compensation Committee and Mr. Gorelick is the Chairman of the Stock Option Committee. None of these committee members has ever been an officer or employee of the Company.


     COMPENSATION POLICY

     The present compensation policies of the Compensation Committee and the Stock Option Committee regarding executive officer compensation are designed principally to (i) motivate the Company's executive officers to improve the measure of the Company's financial performance selected by the Compensation Committee, as well as stockholder return on the Common Stock, and (ii) establish a relationship between executive officer compensation on the one hand and such Company performance and stockholder return on the other hand. These two committees, in implementing these policies, provide the Company's executive officers, in addition to base salaries, short-term and long-term incentive opportunities, consisting of annual cash bonuses based on the selected measure of the Company's financial performance and options granted under the Plan, respectively. The Compensation Committee believes that the Company's Executive Bonus Plan in which Bob Speizman participates and the bonus plan in which Bryan Speizman and Mark Speizman participate described below motivate these executive officers to improve such financial performance and the Stock Option Committee believes that the Company's stock option plans described below motivate the executive officers to improve the stockholder return on the Common Stock.


     TAX CONSIDERATIONS

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). In 1993, the United States Congress adopted Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code"), which provision places limits on the Company's ability to deduct certain compensation in excess of $1.0 million for any taxable year paid to its executive officers ("Section 162(m)"). The amounts includible in an executive officer's compensation upon the exercise of nonqualified stock options is subject to this limitation. Since the targeted cash compensation of each of the Named Executive Officers is below the $1.0 million threshold and the Board of Directors believes that options granted under the Plan satisfy an exception to the limitation, the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company for fiscal 1999. The Committee believes in retaining flexibility to recognize an executive officer's contribution beyond the deductibility limits if this serves the best interests of the Company and its stockholders. In fiscal 1999, all of the compensation paid to the executive officers qualified for deduction pursuant to Section 162(m) of the Internal Revenue Code.


     BASE SALARIES

     Due to disappointing operating results for fiscal 1999, the Compensation Committee did not increase the base annual salaries of any of the Named Executive Officers for fiscal 2000. Mr. Davis' base annual salary is paid pursuant to his employment agreement with the Company. Bryan Speizman and Mark Speizman were appointed executive officers of the Company at the commencement of fiscal 1998, prior to which time they served as sales managers of the Company and their compensation included sales commission. For fiscal 1999, the Compensation Committee determined that it was no longer appropriate to base their incentive compensation on sales. Accordingly, for fiscal 1999, the Compensation Committee increased the base annual salary of each of Bryan Speizman and Mark Speizman to $160,000 and adopted a bonus plan for them, discussed below, based on the same measure of the Company's financial performance as the Executive Bonus Plan is based. However, in fiscal 1999, Bryan Speizman and Mark Speizman each received sales commission, relating to machine orders placed in fiscal 1998 but which, for financial reporting purposes, were sold in fiscal 1999 at which time their commissions were earned and paid.


     ANNUAL INCENTIVE OPPORTUNITIES -- BONUS PLANS

     The Compensation Committee believes that the compensation of the Company's executive officers should be significantly influenced by the Company's financial performance and that the Company's consolidated income before taxes and before executive officer bonuses is an appropriate measure of such financial performance for purposes of executive officer incentive compensation determinations because it most nearly reflects the results of the diverse responsibilities and efforts of the Company's executive officers. The Compensation Committee further believes that providing significant opportunities for incentive compensation based on increases in such income focuses management's attention on this measure of the Company's financial performance. The Compensation Committee believes that the executive officer bonus plans reflect the Company's disappointing year as no bonuses were earned under either plan.


     LONG-TERM INCENTIVE OPPORTUNITIES -- STOCK OPTION PLANS

     To encourage a long-term focus by executive officers, the Company provides incentives through its Nonqualified Stock Option Plan (the "Plan") which is administered by the Stock Option Committee of the Board of Directors. The exercise price of the options granted to executive officers to date has been the fair market value of the Common Stock on the date of grant. As a result, the value of the options granted depends on stock price appreciation. The Board of Directors believes that use of such equity-based incentives reinforces the identification of management with the long-term interests of the Company's stockholders and motivates management to improve the Company's performance. In fiscal 1999, the Stock Option Committee did not grant options to any executive officer of the Company due to the Company's disappointing results.


     PRESIDENT

     The Compensation Committee did not increase the annual base salary of, or grant any options to, Mr. Speizman, President, in fiscal 1999 for the reasons set forth above.


      COMPENSATION COMMITTEE           STOCK OPTION COMMITTEE
---------------------------------   ---------------------------
  STEVEN P. BERKOWITZ, CHAIRMAN     WILLIAM GORELICK, CHAIRMAN
  WILLIAM GORELICK                  STEVEN P. BERKOWITZ
  SCOTT C. LEA                      SCOTT C. LEA

COMPARATIVE PERFORMANCE GRAPH

     The graph set forth below compares the cumulative total stockholder return on the Common Stock for the Company's last five fiscal years with the cumulative total return of companies listed on the CRSP Total Returns Index for Nasdaq Stock Market (U.S. and Foreign Companies) ("Nasdaq Market Index") and of the companies named below, including the Company, with the Standard Industrial Classification code 508, Wholesale Trade-Machinery, Equipment and Supplies that were included in the CRSP Total Returns Index for NASDAQ Stocks (U.S. and Foreign Companies) at any time during the five-year measurement period (the "Peer Group Index"). The comparison assumes the investment of $100 in the Common Stock, in the Nasdaq Market Index and in the Peer Group Index on July 1, 1994 and the reinvestment of all dividends (the Company paid no dividends during the periods shown). The stockholder return of each of the companies in the Peer Group Index has been weighed according to market capitalization at the beginning of each measurement period.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                        AMONG SPEIZMAN INDUSTRIES, INC.,
                   NASDAQ MARKET INDEX AND PEER GROUP INDEX
                          JULY 1, 1994 TO JULY 2, 1999


[GRAPHIC APPEARS BELOW WITH THE FOLLOWING PLOT POINTS:]

                            7/1/94  6/30/95  6/28/96  6/27/97  6/26/98  7/2/99
                            ------  -------  -------  -------  -------  ------
Speizman Industries, Inc.    $100   $ 61.2   $ 53.7   $ 64.2   $ 61.2   $ 43.3
Nasdaq Market Index           100    132.5    169.0    204.7    264.5    386.5
Peer Group Index              100     92.7     98.3    108.1    119.6     97.4


     NOTE: Since the Company's fiscal year-end is not a trading day, the preceding trading day was used for purposes of calculating the performance graph.

     The Peer Group Index consists of the following companies: Abatix Environmental Corp., American Aircarriers Support, Inc., Avteam, Inc., Bio-Logic Systems Corp., CTC Communications Corp., China Resources Development, Inc., Computer Telephone Corp., Conseco Industries, Ltd., Consolidated Stainless, Inc., DXP Enterprises, Inc., Dataflex Corp., Ezcony Interamerica, Inc., Hi-Rise Recycling Systems, Inc., Hirsch International Corp., IIC Industries, Inc., Industrial Holdings, Inc., Innovative Valve Tech., Inc., International Container Systems, Inc., Jayark Corp., Kellstrom Industries, Inc., Lawson Products, Inc., Micro Bio-Medics, Inc., Micros-to-Mainframes, Inc., Nyer Medical Group, Inc., Oce van der Grinten N.V., Officeland, Inc., Omni U.S.A., Inc., Omnicorp Limited, Orthomet, Inc., PerfectData, Inc., Quality Systems, Inc., Robec, Inc., Speizman Industries, Inc., Stewart & Stevenson Services, Inc., Strategic Distribution Inc., Tech Data Corp., Transnet Corp., White Cap Industries, Inc. and Willis Lease Finance Corp. With regard to the Peer Group Index, the capital stock of the Company's direct competitors is not publicly traded. As a result, there is no publicly available information concerning the total stockholder return for such competitors and they are not included in the Peer Group Index.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, the preceding Report of the Compensation Committee and Stock Option Committee on Executive Compensation and the Comparative Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases its headquarters, located in Charlotte, North Carolina, consisting of 13.2 acres of land, office space of approximately 40,000 square feet and warehouse space of about 82,000 square feet, from Speizman Limited Liability Company ("SLLC"), a North Carolina limited liability company owned by Robert S. Speizman and his spouse and children, including Bryan Speizman and Mark Speizman. SLLC owns the facility. The lease commenced in October 1997 and extends to September 2012. Pursuant to the terms of the lease, the Company pays monthly rent to SLLC of $54,923 per month, subject to annual increases based on changes in the Consumer Price Index, and is responsible for normal operating expenses of the facility. During fiscal 1999, the Company made an aggregate of $659,100 in rental payments to SLLC on this facility. The Company refurbished the facility to suit its needs, at its expense, and moved its headquarters to this facility in April 1999. The Company spent approximately $2,045,000 for leasehold improvements to the facility. Pursuant to the terms of the lease, SLLC is responsible of maintenance of exterior walls, roof, other structural components, repairs, replacements and overhauls of HVAC, electrical and plumbing systems, and taxes and casualty insurance on the facility.

     The Company has also entered into a lease with SLLC dated June 1999, relating to an approximately 100,000 square foot warehouse facility to be constructed by SLLC on property that the Company leases under the agreement relating to its headquarters discussed above. SLLC will own the facility. The term of the lease extends to September 2012. The Company has agreed to pay rent of $33,885 per month, subject to annual increases based on the Consumer Price Index, commencing at such time as the facility is completed. The Company has agreed to bear the cost of insurance, taxes and maintenance related to the facility.

     The Company leased its former headquarters in Charlotte, North Carolina from a partnership owned by Robert S. Speizman and Lawrence J. Speizman, Robert
S. Speizman's brother, under a lease that terminated in December 1998. The partnership owns the facility. Following the termination of this lease, the Company continued to occupy the entire facility until it moved to its current headquarters in April 1999. Since that time, the Company has continued to occupy a portion of its former headquarters, consisting principally of warehouse space, based upon a letter agreement dated April 1999. The Company paid rent on its former headquarters of approximately $29,700 per month from July 1, 1998 through April 1999, $19,779 for each of May and June 1999, $17,200 for each of July and August 1999 and $10,304 for September 1999 and has agreed to pay rent of $6,500 per month for October through December 1999. The rent has decreased as the number of square feet occupied by the Company has decreased. The Company intends to vacate the facility in December 1999.

     The Company and Mr. Sklut are parties to a deferred compensation agreement under which the Company agreed to pay Mr. Sklut or his designated beneficiary 180 monthly payments of $8,648 commencing upon his retirement from the Company after he reached the age of 70. The Company originally entered into this agreement with Mr. Sklut in 1972. These payments commenced in December 1998 following Mr. Sklut's retirement from the Company after he reached the age of
70. The Company is a party to a trust agreement under which the Company agreed to maintain, and pay all premiums on, a life insurance policy and an annuity contract on Mr. Sklut. The trust owns and is the beneficiary under both the life insurance policy and annuity contract, and the trustee has agreed to use the cash surrender value or proceeds, as the case may be, to make the required payments under the deferred compensation agreement. In the event the available funds are not adequate to make such required payments, the deficiency will be paid by the Company to Mr. Sklut, and in the event such funds exceed the required payments, such excess will be paid by the trustee to the Company. Management believes that the cash surrender value or the proceeds, as the case may be, are adequate to fund the required payments to Mr. Sklut under the deferred compensation agreement. The Company paid aggregate premiums of $45,131 on the life insurance policy and annuity contract in each of fiscal 1997 and 1998. In fiscal 1999, the Company paid premiums of $10,313 on the life insurance policy and made a payment of $197,656 on the annuity contract to provide additional funding for future payments to Mr. Sklut. The Company does not currently anticipate that it will be required to pay any additional premiums or make any additional payments to fund future payments to Mr. Sklut. Under the trust agreement, the trustee paid Mr. Sklut, who retired as the Company's Vice President-Finance in November 1998, a total of $60,536 for fiscal 1999.

     The Company and Robert S. Speizman are parties to a redemption agreement dated May 31, 1974, as amended, that provides for the Company's redemption of the Common Stock owned by Mr. Speizman at his death. The agreement gives to Mr. Speizman's legal representatives the option, for a two-year period following his death, to require the Company to purchase such Common Stock at 95% of its "fair market value," as defined in the agreement, provided that the aggregate purchase price paid for Mr. Speizman's Common Stock may not exceed the excess of the proceeds of certain life insurance policies obtained by the Company remaining after repayment of any loans obtained by the Company under such insurance policies. The agreement provides that the Company will maintain life insurance on Mr. Speizman's life in the aggregate amount of $1.15 million to fund its obligations thereunder. The Company is the beneficiary of this policy. The Company paid aggregate premiums of approximately $11,460 in fiscal 1999 on these life insurance policies.

     Two of Mr. Speizman's children, Barry I. Speizman and Amy S. Mullen and Mr. Speizman's son-in-law, P. Donald Mullen, are all employed by the Company and, during fiscal 1999, received aggregate cash compensation from the Company of $165,300. From time to time during fiscal 1999, the Company paid certain personal expenses on behalf of Robert Speizman, Bryan Speizman, Mark Speizman and Barry Speizman. Interest accrued on amounts owed to the Company under these arrangements at 7% per annum. During fiscal 1999, the largest aggregate amount of such indebtedness outstanding, including accrued interest, was $180,614 owed by Robert Speizman as of May 1999, $17,070 owed by Bryan Speizman as of October 1998 and $32,853 owed by Mark Speizman as of April 1999. As of July 3, 1999, all amounts owing had been paid in full.

     In March 1999, the Company paid to Mr. Davis and his three children $128,000 held in escrow in accordance with the terms of the agreement relating to the Company's acquisition of Wink Davis in August 1997. The Company is also a party to an agreement with Mr. Davis and his children related to the Company's acquisition of Wink Davis pursuant to which the Company has agreed to pay such persons certain additional earnout consideration equal to a specified annual percentage of the pre-tax earnings of Wink Davis in excess of a specified minimum and not to exceed an aggregate of $1.5 million over a five-year period which commenced August 1, 1997. To date, no amounts have been earned under this agreement.

                      SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors, executive officers and persons who own more than 10% of the outstanding shares of the Company's Common Stock file with the Securities and Exchange Commission certain reports relating to their ownership of Common Stock and changes in such ownership. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 1999, all such Section 16(a) filing requirements were complied with, except that Mark Speizman did not file a Form 4 reporting two acquisitions of Common Stock in a timely manner.


                         DATE FOR RECEIPT OF PROPOSALS

     In order for stockholder proposals to be included in the proxy materials for the Company's annual meeting of stockholders for the year ending July 1, 2000, any such proposal must be received by the Company at its executive offices not later than June 22, 2000 and meet all other applicable requirements for inclusion therein.


                                OTHER BUSINESS

     The Board of Directors is not aware of any other matter to come before the Meeting. However, if any such matter does come before the Meeting which requires a vote of the stockholders, it is the intention of the persons named in the enclosed proxy to vote the shares of Common Stock represented thereby in accordance with the recommendations of the Company's management and their judgment on such matter.


                          ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K for the year ended July 3, 1999 will be provided free of charge to stockholders upon written request directed to: Speizman Industries, Inc., P.O. Box 242108, Charlotte, North Carolina 28224, Attention: James H. McCorkle, III, Secretary.


                                        By order of the Board of Directors,




                                        JAMES H. MCCORKLE, III
                                        SECRETARY

Charlotte, North Carolina
October 20, 1999

                           SPEIZMAN INDUSTRIES, INC.
                Proxy for Annual Meeting of Stockholders to be
                           Held on November 18, 1999

         This Proxy is Solicited on Behalf of the Board of Directors.

     The undersigned hereby appoints Robert S. Speizman and James H. McCorkle, III, and each of them, as attorneys and proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as directed below, all the shares of common stock of Speizman Industries, Inc. (the "Company") held of record by the undersigned on October 8, 1999, at the Annual Meeting of Stockholders of the Company to be held on November 18, 1999 at 11:00 a.m. at the principal executive offices of the Company located at 701 Griffith Road, Charlotte, North Carolina, or any adjournment thereof. The undersigned hereby directs that such shares be voted as follows:

1. ELECTION OF DIRECTORS: [ ] FOR All Nominees [ ] WITHHOLD Authority        [ ] WITHHOLD Authority To
                              Listed below         To Vote For All Nominees      Vote For Those Nominees
                                                                                 Written in the Space
                                                                                 Provided Below; and FOR
                                                                                 All Other Nominees

NOMINEES: Robert S. Speizman, Steven P. Berkowitz, William Gorelick, Scott C. Lea and Josef Sklut.

INSTRUCTION -- To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

2. Ratification of the appointment of BDO Seidman, LLP as the Company's independent certified public accountants for the fiscal year ending July 1, 2000.

            FOR [ ]                  AGAINST [ ]                 ABSTAIN [ ]

     3. The proxies are authorized to vote the shares represented by this proxy in accordance with their judgment on such other business as may properly come before the meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY, IF SIGNED AND RETURNED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN
ITEM 1 AND FOR ITEM 2.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officers. If a partnership, please sign in partnership name by authorized person.

                                                  DATED:__________________, 1999


                                                  ______________________________
                                                  Signature

                                                  ______________________________
                                                  Signature if held jointly


                                                  PLEASE COMPLETE, SIGN, DATE
                                                  AND RETURN THIS PROXY PROMPTLY
                                                  IN THE ENCLOSED ENVELOPE